EXCLUSIVE VALUED ADDED RESELLER (VAR) AGREEMENT

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THIS AGREEMENT is made and entered into as of the 1st day of October, 2012, by and between **American Laser Healthcare Corp.** (ALHC) located at 220 Technology Suite 110, Irvine, CA 92618, USA (hereinafter referred to as "VAR") and **AmestCorporation**30394 Esperanza, Rancho Santa Margarita, CA 92688(herein referred to as "MANUFACTURER").

WHEREAS, MANUFACTURERis engaged in the manufacturing and servicing of medical equipment, and is owner of a 510k registration K030275 with the US FDA ("510k"),

WHEREAS, MANUFACTURER desires to further the sale and distribution of certain of its products; and to transfer the FDA clearance to VAR in exchange for a promissory note, and

WHEREAS, VAR desires to purchase from MANUFACTURER and to re-sell, re-label and to distribute such products and the FDA clearance, and whereas VAR is the owner of a US patent granted related to the Products;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and conditions hereinafter set forth, the parties hereby covenant and agree as follows:

1. **Products:** The term "Products" shall mean the current MB Light System based onUS Patent number 7993381 and any medical devices based on the technology in that Patent.

2. OWNERSHIP AND RETENTION OF RIGHTS. VAR hereby agrees and acknowledges that MANUFACTURER, subject to this Agreement,owns and shall retain all right, title and interest in and to: (i) the manufacture and/or production of Product (including all copies and derivative works thereof, by whomever produced), as implemented on the date of this Agreement and associated Product Documentation, including all intellectual property rights embodied therein; (ii) all of the service marks, trademarks, trade names or any other designations owned by MANUFACTURER; and (iii) all copyrights, patent rights(other than the Patent identified above), trade secret rights, and other proprietary rights in the Product, and VAR shall have no rights with respect thereto other than the limited rights expressly set forth in this Agreement.MANUFACTURER's ownership includes, but is not limited to, the following identified intellectual property of the MB Light System product.
   a. Electrical and mechanical design
   b. Microprocessor software and source files
   c. Printed Circuit Board artwork and gerber files
   d. Electrical schematics
   e. Mechanical drawings
   f. Fabrication drawings and test procedures
   g. Bill of Materials
   h. FDA 510K registration

3. **RESTRICTIONS ON USE.VAR** hereby agrees:
   (i) not to create or attempt to create by reverse engineering, disassembly, decompilation or otherwise, the, internal structure, design or organization of the Product, or any part thereof, or to aid or to permit others to do so, except and only to the extent expressly permitted by applicable law and VAR's right to implement designs based on the Patent;
   (ii) not to copy the Product, modify, translate or, unless otherwise agreed, develop any derivative works thereof; and
   (iii) not to separate the Product into component parts for distribution or transfer to a third party.

4. **Protection of Confidential Information.**Each party shall protect the other's Confidential Information from unauthorized dissemination and use the same degree of care that such party uses to protect its own like information. Neither party shall disclose to third parties the other's Confidential Information without the prior written consent of the other party. Neither party shall use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Each employee or agent of both parties, performing duties hereunder, shall be made aware of this Agreement and shall execute a document that binds said employee or agent to the same level of confidentiality contained herein.

5.. **Appointment of VAR:**MANUFACTURER hereby appoints VAR as its exclusive world-wide VARand reseller for the Products, with the right to sell, market and distribute the same to End-Users or other resellers

   a) **6.** MANUFACTURER shall not use VAR'SConfidential Information as defined in #20for any purpose

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other than performance of this Agreement or the maintenance of the Products in accordance with this Agreement.

6.. MANUFACTURER agrees to release and transfer all FDA 510K clearances for application numbered K030275 and related information including without limitation the quality system ("Release") to VAR and allow VAR to register with FDA as manufacturer with manufacturing rightsto the device, and to cooperate in all respects in such transferin exchange for the promissory note terms listed in Exhibit I.

Orders:

a) VAR shall submit purchase orders for the Products to MANUFACTURER, in writing, by mail, , which purchase orders shall set forth (i) an identification of the Products ordered, including model numbers; (ii) quantities; (iii) requested delivery dates; and (iv) shipping instructions including shipping address. VAR shall insure that its purchase orders for MANUFACTURER Products are received by MANUFACTURER not less than (30) days prior to the delivery dates requested in the purchase order.

7.. **Prices and Payment:**

a) The prices to be paid by VAR for Products purchased pursuant to this Agreement shall be as set forth in Schedule I attached hereto
b) Terms: COD, company check or otherwise agreeable by both parties

8. **TAXES**: VAR shall bear and be responsible for the payment of all taxes associated with the purchase or license of any Product or Documentation (other than taxes based on MANUFACTURER'S net income) fees, duties or other amounts, however designated, including value added which are levied or based upon such charges, or upon thisAgreement.

9. **Product Changes:**MANUFACTURER reserves the right, subject to notice to VAR, and any governmental regulatory body to:

a) Alter the specifications for any Product;

or

b) Commence the manufacture and sale of new products having features which make any Products wholly or partially obsolete. VAR is granted all distribution rights in respect of such new products.

Notwithstanding the above, MANUFACTURER shall use good faith efforts to provide VAR with written notice of such decisions and shall fill all accepted purchase orders from VAR for any such altered or discontinued Products of which manufacturing and commercial deliveries have commenced. The receipt by VAR of written notice from MANUFACTURER discontinuing the manufacture of any Products shall be deemed an amendment to Schedule I of this Agreement.

MANUFACTURER will give the VARreasonable notice of any changes under a) or b)

10. Sales Representatives. VAR shall be responsible for all of the acts and omissions of its sales representatives and shall indemnify and defend MANUFACTURER against, and hold it harmless from, any and all losses, expenses and liabilities incurred by MANUFACTURER arising out of or relating to any acts or omissions of any such party. MANUFACTURER agrees to give prompt notice when and if it learns of any acts by any parties that may expose VAR to liability.

11.. **Compliance and Regulation:**.

a) <u>Compliance with Reporting Requirements</u>. The Parties agree:

i. to maintain distribution records which include or refer to the location or the name and address of the end user of the Products, the identification and quantity of the devices shipped, the date shipped and any control number(s) used, and to provide this information to each other on a periodic basis and/or upon request.

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ii. To notify MANUFACTURER, in writing, within two (2) days after VAR gains knowledge thereof, of the death or any injury to person or property alleged to be caused by or suffered incident to the use of a Product sold by VAR.

iii. In the event of any recall ofProducts, the parties shall cooperate to the extent reasonably necessary to conduct such recall in accordance with MANUFACTURER's policies and procedures. VAR shall have no liability for such recall costs. If the Products fail to meet MANUFACTURER's published specifications, then MANUFACTURER shall be responsible, if applicable, for the cost which it incurs for repairing and/or replacing the Product in question and for the payment of all freight or shipping charges involved with such recall.

iv. MANUFACTURER agrees and warrants that it has a current right and clearance from the US FDA to manufacture and sell the Product within the US, that such clearance is legally adequate, that no other party has a right to MANUFACTURE the Product in the US or elsewhere, that VAR is the only entity to whom MANUFACTURER has authorized to sell, market or distribute the Product.MANUFACTURER shall have the sole responsibility to defend any regulatory enforcement actions, and agrees to notify VAR of any notices or letters received from any regulatory body.

12. **Representation of No Enforcement Actions:** MANUFACTURER represents and certifies that

a) There are no pending or threatened investigations or enforcement actions by any governmental or regulatory authorities against it or allegation or that it is under investigation for any fraudulent or unlawful activity;

b) Neither MANUFCTURER nor anyone who may represent it hereunder has been debarred, suspended or excluded, or is subject to proposed debarment, suspension or exclusion from participation in the Medicare or Medicaid programs or any other government program which provides reimbursement for medical goods or services, has not have been convicted of, or have charges pending regarding, any offenses which may lead to such debarment, suspension or exclusion.

MANUFACTURERagrees to provide VARwith prompt written notice of the occurrence of any event during the term of this Agreement which, had it occurred immediately prior to the date of this Agreement, would have rendered any of the above representations inaccurate in any way.

13. **Warranty:**

a) Each Product purchased by VAR for resale to a customer will be accompanied by MANUFACTURER's warranty certificate setting forth the terms of MANUFACTURER's warranty of the Product to the customer, in form from time to time determined by MANUFACTURER, currently 12months. MANUFACTURER agrees to perform all of its warranty obligations to and for the benefit of the customer in accordance with the terms of such warranty certificate. MANUFACTURER may require, as a condition to the effectiveness of its warranty undertaking, that the customer mail to MANUFACTURER a written confirmation of receipt of the Product accompanied by such other information as MANUFACTURER may require.

14. Insurance – 1M per incident, 2M cap

15. **Disclaimer: EXCEPT FOR THE WARRANTY MADE DIRECTLY TO END USERS AND PROVIDED WITH MANUFACTURER'SPRODUCT, MANUFACTURER MAKES NO WARRANTIES WITH RESPECT TO ANY PRODUCT, LICENSE OR SERVICE AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE AND ANY WARRANTIES OF NONINFRINGEMENT. MANUFACTURER PROVIDES ITS PRODUCTS AND SERVICES "AS IS" AND DOES NOT WARRANT THEIR EFFECTIVENESS, USEFULNESS OR RELIABILITY. VAR SHALL HANDLE AND BE RESPONSIBLE FOR ALL WARRANTY RETURNS FROM ITS CUSTOMERS AND SHALL BE ENTITLED TO (AND ONLY TO) REPLACEMENT OR CREDIT FOR AMOUNTS PAID TO MANUFACTURER.**

16. **Limitation of Product Liability: NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, MANUFACTURER SHALL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR:**
(I) ANY AMOUNTS IN EXCESS OF THE PRICE PAID TO MANUFACTURER WITH RESPECT TO

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THE PRODUCT THAT IS THE SUBJECT OF THE CLAIM; OR
(II) ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED; OR
(III) DAMAGES FOR LOST PROFITS; OR
(IV) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES,
(V) The Parties agree the above limitation and the following paragraph 17 shall not apply to any liability found by a governmental authority, due to failure to comply with FDA guidelines for manufacture and sale of the Product under the 510k, including without limitation material changes to the product, and GMP guildlines

17. **Limitation of Liability: NOTWITHSTANDING ANYTHING TO THE CONTRARY except as noted in paragraph 16, OR ELSEWHERE, IN NO EVENT WHATSOEVER SHALL MANUFACTURER'S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY RECEIVED BY MANUFACTURER FROM VAR DURING THE TWO MONTHS PRECEDING THE EVENT WHICH GAVE RISE TO SUCH MANUFACTURER LIABILITY.**

18. **Disclaimer of other Representations: All representations made or agreements executed by VAR pursuant to thisAgreement shall be VAR's sole responsibility. Furthermore, each such agreement shall contain an acknowledgment by any third party that it is not relying on any representations or warranties made by MANUFACTURER except for those warranties expressly made by MANUFACTURER.**

19. **Resale of Products:**The Parties agree to begin sales with the current markings on the Product, however VAR shall have the right to add its name in any manner to the Product which is regulatory compliant.

20**Confidential Information**:

a) MANUFACTURER agrees to make no use whatsoever of any technology resources and material that ALHC provides with the indication that such material is "Confidential", "Secret", or with any similar designation, except in conjunction with and in accordance with the definitive agreement. This obligation shall survive the expiration or termination of the definitive agreement for a period of five (5) years from the date of such expiration or termination.The Parties acknowledge that the terms and format of this agreement are Confidential to ALHC

b) VAR agrees to make no use whatsoever of any technology resources and material that MANUFACTURER provides with the indication that such material is "Confidential", "Secret", or with any similar designation, except in conjunction with and in accordance with the definitive agreement. This obligation shall survive the expiration or termination of the definitive agreement for a period of five (5) years from the date of such expiration or termination. The Parties acknowledges that the terms and format of this agreement are Confidential to MAUNFACTURER.

21. **Term of Agreement:** The Agreement shall be effective as of the date first above written. Unless sooner terminated in accordance with the provisions of Section 22(Termination) hereof, this Agreement shall expire on the one (1) year anniversary date of this Agreement. This Agreement will renew automatically for additional one (1) year terms unless terminated pursuant to Section 22 or either party hereto has notified the other of termination, effective on the anniversary date of this Agreement. Any such notice must be in writing and delivered to the terminated party at least thirty (30) days before the anniversary date applicable to such termination

22. **Termination:**

a) This Agreement may be terminated by either party hereto immediately upon written notice to the other party if the other party shall (1) commit a breach or default in the performance of this Agreement and fail to remedy such breach or default within thirty (30) days after written notice thereof from the other party; (2) file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership, or otherwise lose legal control of its business; (3) be in such adverse financial condition as to endanger its ability to perform its obligations under this Agreement.

23. **Rights and Obligations on Termination:** In the event of the termination of this Agreement for any reason, the parties shall have the following rights and obligations:

a) Termination of this Agreement shall not release either party from the obligation to make payment of all

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amounts then or thereafter due and payable to the other, including payments to MANUFACTURER by VAR for all accumulated manufacturing materials at the time of the termination.

b) Neither party shall be entitled to any compensation or reimbursement for inability to recoup any investment made in connection with performance under this Agreement, loss of prospective profits or anticipated sales or other losses occasioned by termination of this Agreement.

c) VAR shall immediately:
(i) cease all use of the Product developed by MANUFACTURER, except where such action would violate an existing contract;
(ii) discontinue all representation or statements from which it might be inferred that any relationship exists between VAR and MANUFACTURER;
(iv) cease to promote, solicit orders for or procure orders for Product (but VAR shall not act in any way to damage the reputation or goodwill of MANUFACTURER or any Product); and
(v) promptly return all Confidential Information and related materials to MANUFACTURER.

24. **Intellectual Property Rights and Obligations:**The Parties each grantone another a non-exclusive, non-transferable and royalty-free right and license to use any trademarks applicable to the Products purchased and sold hereunder, in connection with the promotion or advertising of the Products, but in no event beyond the term of this Agreement. The Parties shall acquire no right, title or interest in such trademarks other than the foregoing limited license and neither may use any of such trademarks as part of any corporate or trade name or permit any third party to do so without the prior written consent of the owner. Any use of such trademarks is subject to prior approval, which shall not be unreasonably withheld. The Parties shall give immediate notice to the other of any known or presumed counterfeits, copies, imitations, simulations or infringements upon such trademark rights by third parties and shall cooperate fully in the protection of those rights.

MANUFACTURER shall not manufacture or cause to be manufactured, adopt, use or register any words, phases or symbols which are identical to or confusingly similar to any of VAR 's trademarks. Upon termination of this Agreement, the Parties shall cease and desist from using each other's trademarks in any manner.VAR can hold MANUFACTURER responsible for any alleged infringement or unfair competition or wrongful advertising with respect to the label placed on the Equipment.

Patent. VARhas granted MANUFACTURER, a non-exclusive, personal, non-transferable, royalty free license to the Patent for the sole purpose of manufacturing the Products..

25. **Indemnification:**

Notice. Recognizing the objectives of this Agreement, MANUFACTURER agrees that if it knows of or becomes aware of any patents that may be infringed by the manufacture and sale of the Products, it will promptly disclose such information to VAR.

Indemnification by VAR. VAR shall indemnify and hold MANUFACTURER harmless from and against any and all claims, liabilities, losses, damages or judgments, including all reasonable legal fees and expenses related thereto: (i) that arise from or are connected with VAR'smodification, use or distribution of the Product not in strict accordance with this Agreement; (ii) any misrepresentation or any breach of any warranty, covenant or agreement on the part of VAR; or (iii) from any third party claim or action against MANUFACTURER for injuries or damage to persons or property caused or claimed to have been caused by the negligent or intentional acts or omissions of VAR personnel while in the course of performing work under this Agreement. VAR's obligations under this Section are contingent upon: (a) MANUFACTURER giving prompt written notice to VAR of any such claim; (b) MANUFACTURER allowing VAR to control the defense and any related settlement of any such claim; and (c) MANUFACTURER furnishing VAR with reasonable assistance in the defense of any such claim, so long as VAR pays MANUFACTURER's reasonable out-of-pocket expenses.

By MANUFACTURER – Bodily Injury. MANUFACTURER will defend, indemnify and hold VAR harmless against any and all liability, loss, damages, costs or expenses which VAR may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Product, to the extent that such injury, illness or

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death resulted from (i) MANUFACTURER's design or manufacture of the standard MANUFACTURER Products or (ii) failure of the Products at the time of shipment to VAR to materially comply with published specifications, provided that the use giving rise to the cause of action, was not an off label use advocated to the plaintiff by VAR. Should VAR desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively VAR 's.
By MANUFACTURER – Infringement. MANUFACTURER will defend, indemnify and hold VAR harmless against infringement or alleged infringement directly resulting from the design of Products which is found to infringe a patent, except as noted below under VAR's duty to defend the Patent licensed by VAR to MANUFACTURER..VAR agrees to provide reasonable assistance to MANUFACTURER, at MANUFACTURER's expense, in connection with the defense and settlement of any such claim including, but not limited to, where practical, modifying the MANUFACTURER's Products to make them non-infringing or, where practical, obtaining licenses under such intellectual property rights. MANUFACTURER shall have no liability for settlements made without its express written consent. Should VAR desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively VAR 's. MANUFACTURER may, with the permission of VAR, modify the particular Product to make it non-infringing, obtain a license to allow the continued use of the Product..
By VAR.VAR will defend, indemnify and hold MANUFACTURER harmless against any and all liability, loss, damages, costs or expenses which MANUFACTURER may hereafter incur, as a result of infringement of the patent for the Product.

Patent Defense. The Parties agrees to notify one another of any claim by a third party that such third party believes any patents related to the Products or their successor Products are invalid. .

26. **Numbering:**The numbering of paragraphs is for reference purposes only. The sequence or absence of numbers shall have no significance in interpreting the Agreement.

27. **Agency:**The relationship of MANUFACTURER and VAR established by this Agreement is that of independent contractors, and nothing contained in this Agreement or in the parties performance thereof shall be construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Each party is not and shall not be deemed to be the agent of the other party for any purpose whatsoever. Neither party is authorized, in the name of or on behalf of the other party to transact any business, incur any obligation, undertake any activities, or otherwise to bind the other party in any manner whatsoever.

28. **Conflicting Terms and Conditions:** The provisions of this Agreement supersede any printed terms and conditions appearing on VAR's purchase orders and neither party shall be bound by any such terms and conditions.

29. **Assignability:** Except in connection with the sale of all or substantially all of the assets or business of either party, to which this Agreement relates, neither party may assign, transfer or sublicense any of the rights or obligations under this Agreement, without the prior written consent of the other party. For any successor or assign of VAR that is in the PRODUCT business, VAR shall promptly notify MANUFACTURER of such successor and such successor shall acquire VAR's interest in this Agreement, unless MANUFACTURER objects to such successor within thirty (30) days of notice. This Agreement will inure to the benefit of and bind each party's successors and assigns.

30. **Cancellation of Prior Agreements:**This Agreement supersedes and cancels all prior agreements between the parties hereto respecting the sale of Products, parts and components, except for settling existing obligations arising thereunder, any such agreements being hereby revoked and canceled.

31 **Mutual Drafting.** This Agreement is the joint product of VAR and MANUFACTURER, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

32. **No Waiver:** Failure on MANUFACTURER's part to exercise any rights or privileges granted to it or to insist upon full performance of all obligations or duties assumed by VAR shall not be construed as waiving any such rights, privileges, obligations or duties or creating any custom contrary thereto.

33. **Dispute:** If any dispute or difference shall arise between the parties concerning the construction of this Agreement or the rights or obligations of either party, the parties shall strive to settle the same amicably. If the parties are unable to amicably resolve the dispute within sixty (60) days after such dispute or difference

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has arisen, either party may initiate the filing of a mandatory arbitration to settle the matter. The place of arbitration shall be Orange County, California, pursuant to the Streamlined Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services (JAMS), or its successor, before a sole, mutually agreeable arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. Judgment on the Award may be entered in any court having jurisdiction. The arbitrator shall, in the Award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and the reasonable attorney's fees of the prevailing party, against the party who did not prevail. Each party consents to personal jurisdiction in any arbitration and lawsuit filed to confirm the award to be brought in Superior Court of the State of California in the County of Orange and to service of process upon it in the manner set forth in Section 35 ("Notice") of this Agreement.

The parties agree that the foregoing provisions regarding the resolution of any dispute do not apply to breaches of confidentiality or proprietary rights provisions and that either party may petition a court of law for injunctive relief and such other rights and remedies as it may have against such breaches.

34. **Notice:** All notices necessary or desirable to be given hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, by overnight courier with confirmed delivery, or by facsimile or express mail service with confirmed delivery to the parties at the addresses shown in the preamble to the Agreement.

35. **Severability.** In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect, except where the economic equity of both parties hereto is materially affected by such unenforceability.

36. **Headings**. Headings to paragraphs and sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

37. **Survival From This Agreement**. The rights and obligations of the parties hereto under Sections 2,3,4,11,13,15,16,17,18,20,22,23,24,25,33,35, and 38 of this Agreement, shall survive and continue after any expiration or termination of this Agreement and shall bind the Parties and their representatives, successors, heirs and assignees.

38. **Governing Law.** In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect, except where the economic equity of both parties hereto is materially affected by such unenforceability. This agreement shall be interpreted under the laws of the State of California.

39. **Entire Agreement/Modification/Additional Products:** This Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters herein contained. Neither party hereto shall be bound by any oral or other agreement or understanding which is not expressly contained herein. Except as set forth in this Section, this Agreement may be modified only by means of a written document signed by the duly authorized representatives of each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their thereunto duly authorized representatives as of the date first above written.

American Laser Healthcare Corp	**Manufacturer** Amest Corporations
[signature]	[signature]
Title	**Title**
CEO	President
Date	**Date**
Jan. 2, 2013	Jan 2, 2013

EXHIBIT I

FDA CLEARANCE TRANSFER AND PROMISSORY NOTE

In exchange for the 510k clearance in this Agreement, VAR shall issue a fully authorized non interest bearing promissory note for $100,000.00 USD. Such note shall be a balloon payment note due on Dec, 31, 2013 with no other payments due on said note whatsoever. The note language shall comply with the Uniform Commercial Code Articles 3 and 9 if applicable and shall be signed and become valid subsequent to the execution of this Agreement.

SCHEDULE I

Pricing: Per written quotation

AMENDMENT TO AMEST ALHC VAR AGREEMENT

This Amendment to the VAR AGREEMENT ("Amendment") is made and entered into as of ~~May~~ June 4 2013 by and between ALHC Corp. , a Delaware corporation ("ALHC") and AMEST Corporation, a Delaware corporation ("AMEST"), with reference to the following:

A. ALHC and AMEST initially entered into a VAR agreement under which ALHC would sell products manufactured by AMEST. This Amendment adds to that agreement the ability of ALHC to market to potential purchasers (end users who wish to evaluate the product) by providing them with trial and evaluation units of the MB-ATS2 product line ("Product"), under the following terms, while AMEST still retains ownership of the units.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereby amend the Agreement as follows:

1. Evaluation of Products. The Parties agree that many potential end users of the Product wish to try the product for a period of time before purchasing. To facilitate eventual purchases, the Parties agree that ALHC shall have the right (subject to reasonable refusal by AMEST) to equip potential purchasers with Products and train them on use free of charge.

2. Timeframe of Evaluation. ALHC shall have sole discretion on the term of the Evaluation Period, defined as beginning when the unit is ready for use in patient care to when the unit has been removed from the potential customer site by ALHC, provided such period does not exceed 60 days for evaluations where the customer is not supplying ALHC with clinical data, and 120 days where the customer is supplying clinical data for use by ALHC in marketing or regulatory applications.

3. Termination of Evaluation. At the termination of such evaluation, the potential purchaser shall have the right to purchase the Product(s) by supplying a purchase order to ALHC prior to termination of the evaluation at which time ALHC will place a purchase order on AMEST. If no purchase order is given, ALHC will use best efforts to return the product to AMEST or sell the product elsewhere.

4. All other terms remain. In all other respects the terms of the Agreement remain in effect. If any term(s) is found to conflict between the Agreement and this Amendment the terms of the Amendment shall prevail.

American Laser Healthcare Corp.

[signature]

Date: 6-4-13

AMEST

[signature], Pres.

6-4-13